Exhibit 99.1

VASCO Names Former Groupon EMEA CFO Mark Hoyt as Chief Financial Officer

OAKBROOK TERRACE, IL and ZURICH, October 5, 2015 /PRNewswire/ — VASCO Data Security International, Inc. (NASDAQ: VDSI), a global leader in authentication, electronic signatures, and identity management, announced today that Mark Hoyt has joined the company. He will serve as Chief Financial Officer, Secretary and Treasurer commencing on the first day immediately following the filing of the Company’s Form 10-Q for the quarter ending September 30, 2015. Cliff Bown, VASCO Executive Vice President and Chief Financial Officer will remain with VASCO in a consulting capacity through his planned retirement in May, 2016.

Hoyt has held a number of senior finance positions in the technology field, most recently serving as the Chief Financial Officer of Groupon, Inc. operations in Europe, Middle East and Africa based in Switzerland. Hoyt was promoted by Groupon in 2012 from the position of Vice President of International Financial Operations based in Chicago. He helped lead Groupon through a period of rapid growth and international expansion. Hoyt is a CPA and began his career at PricewaterhouseCoopers, followed by international positions at Motorola, Inc. and CareerBuilder. He holds an M.B.A. from the University of Chicago Booth School of Business and a B.S. in Accountancy from Miami University.

“Mark is a seasoned finance executive with extensive international experience and will be an outstanding addition to the VASCO team as we work to accelerate our growth in new markets including protecting mobile applications,” stated T. Kendall Hunt, Chairman & CEO of VASCO. “His experience in high-growth environments with technology products used by large numbers of customers is a perfect fit for VASCO and our many millions of end users in banking and other consumer-focused segments.”

“VASCO has an incredible record of growth and leadership in providing security solutions to the financial community,” stated Hoyt. “I am excited to join a company with remarkably innovative solutions such as Cronto technology and DIGIPASS for Apps which position VASCO to transform the way that banks and other large organizations protect their customers by delivering higher levels of security while making the process nearly transparent to the user.”

About VASCO

VASCO is a world leader in providing two-factor authentication and digital signature solutions to financial institutions. Many of the top 100 global banks rely on VASCO solutions to enhance security, protect mobile applications and meet regulatory requirements. VASCO also secures access to data and applications in enterprise environments, and provides tools for application developers to easily integrate security functions into their web-based and mobile applications. VASCO enables more than 10,000 customers in 100 countries to secure access, manage identities, verify transactions, and protect assets across financial, enterprise, E-commerce, government and healthcare markets. Learn more about VASCO at vasco.com and on Twitter, LinkedIn and Facebook.